UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 28, 2015
CELANESE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32410	98-0420726

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
222 West Las Colinas Blvd. Suite 900N, Irving, TX 75039
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 443-4000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective December 28, 2015, Celanese Corporation executed new Change in Control Agreements with Scott M. Sutton, Executive Vice President and President, Materials Solutions, and Christopher W. Jensen, Senior Vice President, Finance and Chief Financial Officer, in connection with their respective promotions earlier this year. The Change in Control Agreements provide a lump sum payment in the case of a termination of employment without cause (or a termination by the executive with good reason as defined in the Change in Control Agreement) within two years after a change-in-control of two times the sum of (i) the executive’s then annualized base pay and (ii) the higher of such executive’s most recent target bonus and the average of such executive’s cash bonuses for the most recent three years, plus medical coverage for two years following termination. There is no tax gross-up, and the recipients may be required to accept lesser benefits upon a change-in-control, if necessary to eliminate certain excise taxes, assuming a reduction in these benefits would result in a greater after tax amount. The Change in Control Agreements contain certain non-compete and non-solicit provisions that are in effect for two years following termination. The new agreements provide for severance benefits consistent with the standard Change in Control Agreements for executives at similar levels, which are greater severance benefits than the pre-promotion agreements that previously controlled for these two individuals. The new Change in Control Agreements are substantially similar to the form of Change in Control Agreement filed as an exhibit to our prior year's Form 10-K – Form of 2012 Change in Control Agreement between Celanese Corporation and participant (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed with the SEC on July 25, 2012). The Company has no remaining Change in Control Agreements that include tax gross-up provisions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION
By:	/s/ James R. Peacock III
Name:	James R. Peacock III
Title:	Vice President, Deputy General Counsel and Corporate Secretary

Date:	December 29, 2015